EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CT Communications, Inc.:

We consent to incorporation by reference in the Registration Statements (Registration Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125, 333-38895
and 333-77323) of CT Communications, Inc. of our report dated April 14, 2000, relating to the audited consolidated balance sheets of Palmetto MobileNet, L.P. as of December 31, 1999 and 1998 and the related consolidated statements of income and partners' equity, and cash flows for each of the three years ended December 31, 1999, 1998 and 1997, which report is included in Exhibit 99.1 of the December 31, 1999 Annual Report on Form 10-K/A No. 1 of CT Communications, Inc.



                                      /s/  Bauknight Pietras & Stormer, P.A.
                                      --------------------------------------
                                        Bauknight Pietras & Stormer, P.A.

Columbia, South Carolina
June 27, 2000